Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES SECOND QUARTER 2018 EARNINGS

Second Quarter Highlights

•	Net income of $58.6 million and adjusted EBITDA of $325.4 million

•	Increased full year 2018 adjusted EBITDA forecast to $1.3 billion

Clayton, MO, July 31, 2018 - Olin Corporation (NYSE: OLN) announced financial results for the second quarter ended June 30, 2018.

The second quarter 2018 reported net income was $58.6 million, or $0.35 per diluted share, which compares to the second quarter 2017 net loss of $5.9 million, or ($0.04) per diluted share. Second quarter 2018 adjusted EBITDA of $325.4 million reflects depreciation and amortization expense of $150.7 million, restructuring charges of
$6.4 million, information technology integration and other costs of $11.8 million, and a non-cash impairment charge of $21.5 million. The second quarter 2018 (losses) earnings from non-consolidated affiliates includes the non-cash impairment charge, which relates to an adjustment in the value of Olin’s minority interest in a natural gas storage business. Second quarter 2017 adjusted EBITDA was $180.3 million. Sales in the second quarter 2018 were $1,728.4 million compared to $1,526.5 million in the second quarter 2017.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “The second quarter of 2018 represented the highest level of adjusted EBITDA since the acquisition of the DowDuPont Chlorine Products businesses. Strong performances by both the Chlor Alkali Products and Vinyls and Epoxy businesses contributed to this outcome. We achieved this result while completing the majority of our 2018 planned maintenance turnarounds during the second quarter. We expect the maintenance turnaround expense during the second half of 2018 to decline by approximately $135 million from first half levels. In addition, we expect 2019 maintenance turnaround expenses to decline approximately $30 million to $40 million from 2018 levels.

“Caustic soda prices in Olin’s system increased approximately 5% in the second quarter of 2018 compared to the first quarter and domestic caustic soda prices are expected to increase further in the third quarter. Olin continues to believe that caustic soda is in a multi-year positive cycle that began in the middle of 2016. The combination of steady global demand growth, chlor alkali capacity reductions in North America, Europe and China over the last two years, and minimal capacity additions support the continued caustic soda cycle. Our expectation is for further improvement in caustic soda pricing during the next several years.

“The positive supply and demand dynamics in the epoxy resin markets have continued, providing a constructive near term outlook for the Epoxy business. However, higher propylene costs than were experienced in the first half of 2018 are expected to represent a challenge in the second half of 2018.

“Based on the adjusted EBITDA achieved during the second quarter of 2018 and the positive outlook for the business, we are increasing our 2018 adjusted EBITDA forecast to $1.3 billion with upside opportunities of approximately 4% and downside risks of approximately 4%.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the second quarter 2018 were $1,018.7 million compared to
$865.1 million in the second quarter 2017. The increase in the second quarter sales compared to the prior year was primarily due to increased caustic soda, chlorine and other chlorine-derivatives pricing, and higher volumes, partially offset by lower ethylene dichloride pricing. Second quarter 2018 segment earnings of $149.4 million improved compared to $52.8 million in the second quarter 2017, primarily due to higher pricing for caustic soda, chlorine and other chlorine-derivatives, higher volumes, lower maintenance turnaround costs, and lower ethylene costs. These items were partially offset by lower ethylene dichloride pricing and higher raw material and freight costs. Chlor Alkali Products and Vinyls second quarter 2018 results included depreciation and amortization expense of $119.4 million compared to $106.6 million in the second quarter 2017.

Second quarter 2018 segment results include a $21.5 million non-cash impairment charge related to an adjustment to the value of Olin’s 9.1% limited partnership interest in Bay Gas Storage Company, Ltd. (Bay Gas). Bay Gas owns, leases and operates underground gas storage and related pipeline facilities, which are used to provide storage in the McIntosh, Alabama area and delivery of natural gas. The general partner, Sempra Energy, has made a decision to sell several assets including its 90.9% interest in Bay Gas. The impairment charge adjusts the related assets’ carrying value to an estimated fair value. Olin has no other non-consolidated affiliates.

EPOXY

Epoxy sales for the second quarter 2018 were $543.8 million compared to $492.0 million in the second quarter 2017. The increase in Epoxy sales was primarily due to higher product prices, partially offset by lower volumes. The second quarter 2018 segment income was $24.8 million compared to a segment loss of $8.1 million in the second quarter 2017. The increase in the Epoxy segment earnings was principally due to higher product prices, partially offset by higher raw material costs, primarily benzene and propylene, and lower volumes. The second quarter 2018 Epoxy segment earnings reflected $20.8 million of maintenance costs and unabsorbed fixed manufacturing costs from lost sales associated with an approximately two-month planned maintenance turnaround that began in the first quarter at our production facilities in Freeport, Texas. Epoxy second quarter 2018 results included depreciation and amortization expense of $25.1 million compared to $22.8 million in the second quarter 2017.

WINCHESTER

Winchester sales for the second quarter 2018 were $165.9 million compared to $169.4 million in the second quarter 2017. The decrease in sales was primarily due to lower sales to commercial customers, partially offset by higher military sales. Second quarter 2018 segment earnings were $11.8 million compared to $19.0 million in the second quarter 2017. The decrease in segment earnings was primarily due to higher commodity and other material costs and a less favorable product mix, partially offset by lower operating costs. Year-over-year commodity and other material costs increased by $6.5 million. Winchester second quarter 2018 results included depreciation and amortization expense of $4.9 million compared to $4.5 million in the second quarter 2017.

CORPORATE AND OTHER COSTS

Second quarter 2018 charges to income for environmental investigatory and remedial activities were $4.4 million compared to $1.8 million in the second quarter 2017. These charges related primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the second quarter 2018 increased by $17.7 million compared to the second quarter 2017, primarily due to higher legal and litigation costs and costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

NON-OPERATING PENSION INCOME

Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement benefits income (costs) other than service costs, which continue to be included within operating income and are allocated to the operating segments based on their respective census data. Costs of goods sold, selling and administration expense and operating segment results for 2017 have been restated to reflect this accounting change. Non-operating pension income included in the second quarter 2018 was $5.4 million compared to $8.6 million in the second quarter 2017.

CASH AND DEBT

The cash balance at June 30, 2018 was $144.2 million. During the first six months of 2018, we repaid
$80.1 million of debt outstanding using available cash. We are targeting to repay approximately $300 million of debt during 2018. Olin has no required debt repayments in 2018. Olin typically experiences a working capital increase during the first half of the year. The increase in working capital was $118.7 million in the first six months of 2018 compared to $31.6 million in the first six months of 2017. The higher year over year working capital increase was primarily due to improved selling prices and higher raw material costs.

During the second quarter 2018, approximately 0.3 million shares of common stock were repurchased at a cost of $9.1 million.

DIVIDEND

On July 26, 2018, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2018, to shareholders of record at the close of business on August 10, 2018. This will be the 367th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss second quarter 2018 earnings at 10:00 A.M. ET on Wednesday, August 1, 2018. Associated slides, which will be available one hour prior to the call, and the call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on the Investor Relations section of Olin’s website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the October 2015 transaction to acquire the business (the Acquired Business) from DowDuPont, the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to one single system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facility;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	fluctuations in foreign currency exchange rates;

•	unexpected litigation outcomes;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our substantial amount of indebtedness and significant debt service obligations;

•	the integration of the Acquired Business may not be successful in fully realizing the benefits of the anticipated synergies;

•	failure to attract, retain and motivate key employees;

•	our assumptions included in long range plans not realized causing a non-cash impairment charge of long-lived assets;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2018-15

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Sales	$1,728.4	$1,526.5	$3,438.7	$3,093.6
Operating Expenses:
Cost of Goods Sold (b)	1,460.7	1,407.9	2,989.4	2,805.4
Selling and Administration (b)	110.3	84.8	210.8	177.7
Restructuring Charges(c)	6.4	8.5	10.4	16.7
Acquisition-related Costs(d)	0.3	4.4	0.6	11.4
Other Operating Income (Expense) (e)	—	0.3	8.1	(0.1)
Operating Income	150.7	21.2	235.6	82.3
Earnings (Losses) of Non-consolidated Affiliates (f)	(21.1)	0.5	(20.6)	1.0
Interest Expense (g)	61.1	52.5	124.8	104.9
Interest Income	0.4	0.4	0.8	0.6
Non-operating Pension Income (b)	5.4	8.6	10.8	17.1
Income (Loss) before Taxes	74.3	(21.8)	101.8	(3.9)
Income Tax Provision (Benefit)	15.7	(15.9)	22.3	(11.4)
Net Income (Loss)	$58.6	$(5.9)	$79.5	$7.5
Net Income (Loss) Per Common Share:
Basic	$0.35	$(0.04)	$0.48	$0.05
Diluted	$0.35	$(0.04)	$0.47	$0.04
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	167.1	166.1	167.1	165.8
Average Common Shares Outstanding - Diluted	168.8	166.1	169.1	168.0

(a)	Unaudited.

(b)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which continue to be included within operating income. Reclassification adjustments to cost of goods sold and selling and administration expense for 2017 have been made to reflect this accounting change.

(c)
Restructuring charges for the three and six months ended June 30, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(d)	Acquisition-related costs for the three and six months ended June 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(e)
Other operating income (expense) for the six months ended June 30, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(f)	Earnings (losses) of non-consolidated affiliates for the three and six months ended June 30, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter.

(g)	Interest expense for the three and six months ended June 30, 2018 included $4.0 million and $7.9 million, respectively, of accretion expense related to the 2020 ethylene payment discount.

Olin Corporation
Segment Information(a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Sales:
Chlor Alkali Products and Vinyls	$1,018.7	$865.1	$1,954.8	$1,702.0
Epoxy	543.8	492.0	1,147.1	1,059.6
Winchester	165.9	169.4	336.8	332.0
Total Sales	$1,728.4	$1,526.5	$3,438.7	$3,093.6
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$149.4	$52.8	$279.9	$140.3
Epoxy	24.8	(8.1)	2.7	(9.3)
Winchester	11.8	19.0	23.8	44.1
Corporate/Other:
Environmental Expense	(4.4)	(1.8)	(6.7)	(4.4)
Other Corporate and Unallocated Costs	(45.3)	(27.6)	(81.8)	(59.2)
Restructuring Charges(c)	(6.4)	(8.5)	(10.4)	(16.7)
Acquisition-related Costs(d)	(0.3)	(4.4)	(0.6)	(11.4)
Other Operating Income (Expense)(e)	—	0.3	8.1	(0.1)
Interest Expense(f)	(61.1)	(52.5)	(124.8)	(104.9)
Interest Income	0.4	0.4	0.8	0.6
Non-operating Pension Income(g)	5.4	8.6	10.8	17.1
Income (Loss) before Taxes	$74.3	$(21.8)	$101.8	$(3.9)

(a)	Unaudited.

(b)
Earnings (losses) of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The losses of non-consolidated affiliates were $21.1 million and $20.6 million for the three and six months ended June 30, 2018, respectively, which reflect a $21.5 million non-cash impairment charge recorded during the second quarter. The earnings of non-consolidated affiliates were $0.5 million and $1.0 million for the three and six months ended June 30, 2017, respectively.

(c)
Restructuring charges for the three and six months ended June 30, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(d)	Acquisition-related costs for the three and six months ended June 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(e)
Other operating income (expense) for the six months ended June 30, 2018 included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(f)	Interest expense for the three and six months ended June 30, 2018 included $4.0 million and $7.9 million, respectively, of accretion expense related to the 2020 ethylene payment discount.

(g)
Non-operating pension income reflects the adoption of Accounting Standards Update 2017-07 and includes all components of pension and other postretirement income (costs) other than service costs, which are allocated to the operating segments based on their respective census data. Operating segment results for 2017 have been restated to reflect this accounting change.

Olin Corporation
Consolidated Balance Sheets(a)

	June 30,	December 31,	June 30,
(In millions, except per share data)	2018	2017	2017
Assets:
Cash & Cash Equivalents	$144.2	$218.4	$184.5
Accounts Receivable, Net	837.2	733.2	782.2
Income Taxes Receivable	17.8	16.9	20.9
Inventories	716.3	682.6	666.2
Other Current Assets	47.7	48.1	37.2
Total Current Assets	1,763.2	1,699.2	1,691.0
Property, Plant and Equipment (Less Accumulated Depreciation of $2,537.0, $2,333.1 and $2,117.6)	3,501.4	3,575.8	3,627.4
Deferred Income Taxes	39.7	36.4	125.2
Other Assets	1,169.5	1,208.4	625.6
Intangibles, Net	544.3	578.5	605.6
Goodwill	2,119.7	2,120.0	2,119.5
Total Assets	$9,137.8	$9,218.3	$8,794.3
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$0.9	$0.7	$81.7
Accounts Payable	681.4	669.8	656.1
Income Taxes Payable	15.5	9.4	7.1
Accrued Liabilities	284.4	274.4	261.5
Total Current Liabilities	982.2	954.3	1,006.4
Long-term Debt	3,512.6	3,611.3	3,518.9
Accrued Pension Liability	602.7	635.9	625.6
Deferred Income Taxes	512.7	511.2	1,037.6
Other Liabilities	764.5	751.9	347.2
Total Liabilities	6,374.7	6,464.6	6,535.7
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares: Issued and Outstanding 167.0 Shares (167.1 and 166.3 in 2017)	167.0	167.1	166.3
Additional Paid-in Capital	2,280.5	2,280.9	2,262.7
Accumulated Other Comprehensive Loss	(573.2)	(484.6)	(485.4)
Retained Earnings	888.8	790.3	315.0
Total Shareholders’ Equity	2,763.1	2,753.7	2,258.6
Total Liabilities and Shareholders’ Equity	$9,137.8	$9,218.3	$8,794.3

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Six Months Ended June 30,
(In millions)	2018	2017
Operating Activities:
Net Income	$79.5	$7.5
Losses (Earnings) of Non-consolidated Affiliates	20.6	(1.0)
Stock-based Compensation	6.2	4.0
Depreciation and Amortization	297.4	272.2
Deferred Income Taxes	(6.2)	(11.6)
Qualified Pension Plan Contributions	(1.1)	(0.9)
Qualified Pension Plan Income	(7.7)	(13.7)
Changes in:
Receivables	(109.9)	(97.9)
Income Taxes Receivable/Payable	5.4	3.3
Inventories	(35.2)	(26.3)
Other Current Assets	(5.1)	(10.3)
Accounts Payable and Accrued Liabilities	26.1	99.6
Other Assets	(1.5)	5.8
Other Noncurrent Liabilities	(3.0)	(9.2)
Other Operating Activities	(1.2)	5.9
Net Operating Activities	264.3	227.4
Investing Activities:
Capital Expenditures	(176.0)	(150.9)
Proceeds from Disposition of Property, Plant and Equipment	0.1	0.1
Net Investing Activities	(175.9)	(150.8)
Financing Activities:
Long-term Debt Repayments, Net	(80.1)	(15.1)
Common Stock Repurchased and Retired	(9.1)	—
Stock Options Exercised	2.2	15.8
Dividends Paid	(66.9)	(66.3)
Debt Issuance Costs	(8.5)	(11.2)
Net Financing Activities	(162.4)	(76.8)
Net Decrease in Cash and Cash Equivalents	(74.0)	(0.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.2)	0.2
Cash and Cash Equivalents, Beginning of Period	218.4	184.5
Cash and Cash Equivalents, End of Period	$144.2	$184.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$58.6	$(5.9)	$79.5	$7.5
Add Back:
Interest Expense	61.1	52.5	124.8	104.9
Interest Income	(0.4)	(0.4)	(0.8)	(0.6)
Income Tax Provision (Benefit)	15.7	(15.9)	22.3	(11.4)
Depreciation and Amortization	150.7	137.1	297.4	272.2
EBITDA	285.7	167.4	523.2	372.6
Add Back:
Restructuring Charges(b)	6.4	8.5	10.4	16.7
Acquisition-related Costs(c)	0.3	4.4	0.6	11.4
Information Technology Integration Project(d)	11.5	—	18.0	—
Certain Non-recurring Items(e)	21.5	—	13.5	—
Adjusted EBITDA	$325.4	$180.3	$565.7	$400.7

(a)	Unaudited.

(b)
Restructuring charges for the three and six months ended June 30, 2018 and 2017 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations.

(c)	Acquisition-related costs for the three and six months ended June 30, 2018 and 2017 were associated with our integration of the Acquired Business.

(d)
Information technology integration project for the three and six months ended June 30, 2018 included costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs of $11.5 million and $18.0 million, respectively.

(e)
Certain non-recurring items for the three and six months ended June 30, 2018 included a $21.5 million non-cash impairment charge associated with our investment in a non-consolidated affiliate. Certain non-recurring items for the six months ended June 30, 2018 also included an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.